------                                                                                   ---------------------------
FORM 4                                                                                          OMB APPROVAL
------                                                                                   ---------------------------
                                                                                         OMB Number:       3235-0287
                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION            Expires:  December 31, 2001
                                          Washington, DC 20549                           Estimated average burden
                                                                                         hours per response......0.5
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              ---------------------------
[ ] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person(s)|
| Cowart          Daniel              B.     |    ThermoEnergy Corporation, TMENB.OB        |    to Issuer (Check all applicable)  |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)  N/A     |     June 2001      |              below)                  |
| 3740 DaVinci Court, Suite 460              |                         |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Norcross         Georgia         30092-4213|                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    5/31/01        | X(1)  |      |   12,500   |  A    |$2.00 |     12,500         |      I      |   (2)    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    5/31/01        | X(1)  |      |   12,500   |  A    |$2.00 |     12,500         |      I      |   (2)    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    5/31/01        | X(1)  |      |   12,500   |  A    |$2.00 |     12,500         |      I      |   (2)    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    5/31/01        | X(1)  |      |   12,500   |  A    |$2.00 |     12,500         |      I      |   (2)    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    5/31/01        | X(1)  |      |   12,500   |  A    |$2.00 |     12,500         |      I      |   (2)    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    5/31/01        | X(1)  |      |   12,500   |  A    |$2.00 |     12,500         |      I      |   (2)    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    5/31/01        | X(1)  |      |   12,500   |  A    |$2.00 |     12,500         |      I      |   (2)    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |    5/31/01        | X(1)  |      |   12,500   |  A    |$2.00 |     12,500         |      I      |   (2)    |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| Common Stock        |                   |       |      |            |       |      |    250,000         |      D      |          |
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned or indirectly.

*  If the form is filed by more than one reporting        Potential persons who are to respond to the collection of           (Over)
   person, see Instruction 4(b)(v).                       information contained in this form are not required to respond unless the form displays a current valid OMB control number.

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Series 98 15% Convert-|              |          |     |    |       |        |        |        |        |           |             |
| ible Debentures Due   |              |          |     |    |       |        |1/15/98 | 1/15/03|Common  | $ 50,000  |  $2.00 per  |
| 2003                  |              |          |     |    |       |        |        |        |Stock   |           |    share    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Series 98 15% Convert-|              |          |     |    |       |        |        |        |        |           |             |
| ible Debentures Due   |              |          |     |    |       |        | 3/09/99| 1/15/03|Common  | $ 25,000  |  $2.00 per  |
| 2003                  |              |          |     |    |       |        |        |        |Stock   |           |    share    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Series 98 15% Convert-|              |          |     |    |       |        |        |        |        |           |             |
| ible Debentures Due   |              |          |     |    |       |        | 6/04/99| 1/15/03|Common  | $ 25,000  |  $2.00 per  |
| 2003                  |              |          |     |    |       |        |        |        |Stock   |           |    share    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Series 98 15% Convert-|              |          |     |    |       |        |        |        |        |           |             |
| ible Debentures Due   |              |          |     |    |       |        | 2/09/00| 1/15/03|Common  | $ 25,000  |  $2.00 per  |
| 2003                  |              |          |     |    |       |        |        |        |Stock   |           |    share    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Series 98 15% Convert-|              |          |     |    |       |        |        |        |        |           |             |
| ible Debentures Due   |              |          |     |    |       |        | 5/20/00| 1/15/03|Common  | $250,000  |  $2.00 per  |
| 2003                  |              |          |     |    |       |        |        |        |Stock   |           |    share    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Series 98 15% Convert-|              |          |     |    |       |        |        |        |        |           |             |
| ible Debentures Due   |              |          |     |    |       |        |10/04/00| 1/15/03|Common  | $375,000  |  $2.00 per  |
| 2003                  |              |          |     |    |       |        |        |        |Stock   |           |    share    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        |Common  |           |             |
| Stock                 |   $2.00      | 5/31/01  |G(3) | V  |       | 12,500 |10/04/00| 9/01/02|Stock   |   12,500  |    $2.00    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        |Common  |           |             |
| Stock                 |   $2.00      | 5/31/01  |G(3) | V  |       | 12,500 |10/04/00| 9/01/02|Stock   |   12,500  |    $2.00    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        |Common  |           |             |
| Stock                 |   $2.00      | 5/31/01  |G(3) | V  |       | 12,500 |10/04/00| 9/01/02|Stock   |   12,500  |    $2.00    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        |Common  |           |             |
| Stock                 |   $2.00      | 5/31/01  |G(3) | V  |       | 12,500 |10/04/00| 9/01/02|Stock   |   12,500  |    $2.00    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        |Common  |           |             |
| Stock                 |   $2.00      | 5/31/01  |G(3) | V  |       | 12,500 |10/04/00| 9/01/02|Stock   |   12,500  |    $2.00    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        |Common  |           |             |
| Stock                 |   $2.00      | 5/31/01  |G(3) | V  |       | 12,500 |10/04/00| 9/01/02|Stock   |   12,500  |    $2.00    |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        |Common  |           |             |
| Stock                 |   $2.00      | 5/31/01  |G(3) | V  |       | 12,500 |10/04/00| 9/01/02|Stock   |   12,500  |    $2.00    |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|       25,000        |              D                |                      |
|---------------------|-------------------------------|----------------------|
|       12,500        |              D                |                      |
|---------------------|-------------------------------|----------------------|
|       12,500        |              D                |                      |
|---------------------|-------------------------------|----------------------|
|       12,500        |              D                |                      |
|---------------------|-------------------------------|----------------------|
|       12,500        |              D                |                      |
|---------------------|-------------------------------|----------------------|
|      125,000        |              D                |                      |
|---------------------|-------------------------------|----------------------|
|      187,500        |              D                |                      |
|---------------------|-------------------------------|----------------------|
|         0           |              I                |        (2)           |
|---------------------|-------------------------------|----------------------|
|         0           |              I                |        (2)           |
|---------------------|-------------------------------|----------------------|
|         0           |              I                |        (2)           |
|---------------------|-------------------------------|----------------------|
|         0           |              I                |        (2)           |
|---------------------|-------------------------------|----------------------|
|         0           |              I                |        (2)           |
|---------------------|-------------------------------|----------------------|
|         0           |              I                |        (2)           |
------------------------------------------------------------------------------


                                                                                                                        Page 2

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        | Amount or |             |
|                       |              |          |----------|----------------| Exer-  |tion    |  Title | Number of |             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        | Shares    |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |   $2.00      | 5/31/01  |G(3) | V  |       | 12,500 |10/04/00| 9/01/02| Common |   12,500  |   $2.00     |
| Stock                 |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        | Common |           |             |
| Stock                 |   $2.00      | 5/31/01  |X(4) |    |       | 12,500 |10/04/00| 9/01/02| Stock  |   12,500  |   $2.00     |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        | Common |           |             |
| Stock                 |   $2.00      | 5/31/01  |X(4) |    |       | 12,500 |10/04/00| 9/01/02| Stock  |   12,500  |   $2.00     |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        | Common |           |             |
| Stock                 |   $2.00      | 5/31/01  |X(4) |    |       | 12,500 |10/04/00| 9/01/02| Stock  |   12,500  |   $2.00     |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        | Common |           |             |
| Stock                 |   $2.00      | 5/31/01  |X(4) |    |       | 12,500 |10/04/00| 9/01/02| Stock  |   12,500  |   $2.00     |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        | Common |           |             |
| Stock                 |   $2.00      | 5/31/01  |X(4) |    |       | 12,500 |10/04/00| 9/01/02| Stock  |   12,500  |   $2.00     |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        | Common |           |             |
| Stock                 |   $2.00      | 5/31/01  |X(4) |    |       | 12,500 |10/04/00| 9/01/02| Stock  |   12,500  |   $2.00     |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        | Common |           |             |
| Stock                 |   $2.00      | 5/31/01  |X(4) |    |       | 12,500 |10/04/00| 9/01/02| Stock  |   12,500  |   $2.00     |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        | Common |           |             |
| Stock                 |   $2.00      | 5/31/01  |X(4) |    |       | 12,500 |10/04/00| 9/01/02| Stock  |   12,500  |   $2.00     |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        | Common |           |             |
| Stock                 |   $2.00      | 5/31/01  |  G  | V  |       | 25,000 |10/04/00| 9/01/02| Stock  |   25,000  |   $2.00     |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        | Common |           |             |
| Stock                 |   $2.00      | 5/31/01  |  G  | V  |       |  5,000 |10/04/00| 9/01/02| Stock  |    5,000  |   $2.00     |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        | Common |           |             |
| Stock                 |   $2.00      | 5/31/01  |  G  | V  |       |120,000 |10/04/00| 9/01/02| Stock  |  120,000  |   $2.00     |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Warrant for Common    |              |          |     |    |       |        |        |        |        |           |             |
| Stock                 |   $2.00      |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|          0          |               I               |        (2)           |
|---------------------|-------------------------------|----------------------|
|          0          |               I               |        (2)           |
|---------------------|-------------------------------|----------------------|
|          0          |               I               |        (2)           |
|---------------------|-------------------------------|----------------------|
|          0          |               I               |        (2)           |
|---------------------|-------------------------------|----------------------|
|          0          |               I               |        (2)           |
|---------------------|-------------------------------|----------------------|
|          0          |               I               |        (2)           |
|---------------------|-------------------------------|----------------------|
|          0          |               I               |        (2)           |
|---------------------|-------------------------------|----------------------|
|          0          |               I               |        (2)           |
|---------------------|-------------------------------|----------------------|
|          0          |               I               |        (2)           |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|       120,000       |               I               |        (5)           |
|---------------------|-------------------------------|----------------------|
|       500,000       |               D               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

(1) Exercise of warrant to purchase common stock, exercised by a trust for the benefit of the reporting person's minor child and of which the reporting person's spouse is trustee.
(2) Shares held by one of eight trusts, each for the benefit of one minor child of the reporting person. The reporting person disclaims beneficial ownership of such shares.
(3) Each of these transactions representa a gift to one of eight trusts, each for the benefit of one minor child of the reporting person. The warrants so gifted were exercised as referenced in Note 4.

(4) Each of these transactions represents the exercise of a warrant to purchase common stock by one of eight trusts, each for the benefit of one minor child of the reporting person.

(5) By a family limited partnership of which the reporting person is majority member and manager of the general partner.

** Intentional misstatements or omissions of facts constitute Federal Criminal            /s/ Daniel B. Cowart            6/8/01
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            --------------------------------   ------------
Note: File three copies of this Form, one of which must be manually signed.         **Signature of Reporting Person        Date
      If space provided is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                             Page 4